EXHIBIT 23(m)(2)

                       DISTRIBUTION AND SERVICES AGREEMENT



         THIS AGREEMENT is made as of July 28, 2000, by and among Kelmoore Investment Company, Inc. (the "Distributor"), a California corporation with its principal offices at 2471 East Bayshore Road, Palo Alto, California 94303, as distributor of the shares of The Kelmoore Strategy" Variable Trust (the "Trust"), and [INSURANCE COMPANY] (the "Company"), a [STATE] corporation having its principal office and place of business at [INSURANCE COMPANY ADDRESS], concerning certain distribution and administrative services to be provided by the Company with respect to the Trust.

1. THE TRUST. The Trust is a Delaware business trust registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "Act"), as an open-end management investment company. The Trust consists of one or more separate series of shares ("Funds") and serves as a funding vehicle for variable annuity contracts and variable life insurance contracts (collectively, referred to herein as "Variable Contracts") and qualified pension and retirement plans ("Qualified Plans"). As such, the Trust may sell its shares to insurance companies, their separate accounts and Qualified Plans.

2. THE COMPANY. _______________ is a [STATE] life insurance company. The Company has entered into a participation agreement with the Trust (the "Participation Agreement") pursuant to which the Company purchases shares of the Funds for the separate accounts identified in the Participation Agreement (the "Separate Accounts") supporting the Company's Variable Contracts.

3. THE DISTRIBUTOR. The Distributor serves as the distributor for the Trust, and investment adviser to the Funds.

4. DISTRIBUTION AGREEMENT. Under a distribution agreement entered into by the Trust and the Distributor on July 28, 2000 (the "Distribution Agreement"), the Trust, on behalf of each Fund that has approved a distribution plan in accordance with Section 12(b) of the Act, Rule 12b-1 and the other rules and regulations thereunder (the "Plan"), is authorized to pay the Distributor a fee for remittance to life insurance companies that purchase shares of the Fund to fund their Variable Contracts (or their affiliates) for costs incurred or paid in connection with the indirect distribution of shares of the Fund ("Fund Servicing Fee"). Reimbursable distribution and administrative expenses ("Eligible Expenses") include, but are not limited to, the following:

         a) the cost for printing and mailing of Trust prospectuses, statements of additional information, and any supplements thereto, and shareholder reports for existing and prospective Variable Contract owners;

         b) the costs relating to the development, preparation, printing and mailing of Trust advertisements, sales literature and other promotional materials describing and/or relating to the Trust and including materials intended for use within the Company, for broker-dealer-only use, or retail use;

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         c)       expenses incurred in connection with the presentation of
                  seminars and sales meetings designed to promote the distribution of shares of the Trust;

         d) the cost of obtaining information and providing explanations to Variable Contract owners regarding the Funds' investment objectives and policies and other information about the Trust and the Funds, including the performance of the Funds;

         e)       the cost of training sales personnel regarding the Trust;

         f) compensation of sales personnel in connection with the allocation of cash values and premiums of the Variable Contracts to the Trust;

         g) the cost of personal service and/or maintenance of Variable Contract owner accounts with respect to shares of the Trust attributable to such accounts; and

         h) the cost of financing any other activity that the Board of Trustees of the Trust may determine is primarily intended to result in the sale of shares of the Funds.

5. DISTRIBUTION AND ADMINISTRATIVE SERVICES. The Company has agreed to provide distribution and administrative services to the Trust, as they may relate to the investment in the Trust by the Company's Separate Account(s) through the Variable Contracts, as described under 4 above.

6. NATURE OF PAYMENTS. In consideration of the services to be provided by the Company in connection with the Variable Contracts, the Distributor shall remit the Fund Servicing Fee to [SPECIFY COMPANY OR AFFILIATE] on a quarterly basis equal to a percentage of the average daily net assets of the Funds attributable to the Variable Contracts, at the annual rate of 0.25%. From time to time, the parties hereto shall review the Fund Servicing Fee to determine whether it reasonably approximates the incurred and anticipated costs, over time of the Company in connection with its duties hereunder. The parties agree to negotiate in good faith any change to the Fund Servicing Fee proposed by a party in good faith.

7. TERM.

         a) This Agreement shall take effect on the date hereof after it has been approved by a vote of the majority of Trustees of the Trust and those Trustees of the Trust who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan, the Distribution Agreement or this Agreement (the "Disinterested Trustees"), cast in person at meeting called for the purpose of voting on this Agreement. This Agreement shall remain in full force and effect until one year from the effective date hereof, and may be continued for twelve month periods (or portions thereof) thereafter; provided that such continuance shall be specifically approved annually by the Board of Trustees of


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                  the Trust or by a majority of the outstanding voting
                  securities of each Fund of the Trust as it applies to that Fund, and in either case, also by a majority of the Disinterested Trustees. This Agreement may be amended, with respect to any Fund, with the approval of the Board of Trustees or of a majority of the outstanding voting securities of each Fund of the Trust as it applies to that Fund, provided, that in either case, such amendment shall also be approved by a majority of the Disinterested Trustees.

         b) This Agreement, with respect to any Fund, may be terminated, at any time without payment of any penalty, by vote of a majority of the Disinterested Trustees or by vote of a majority of the outstanding voting securities of that Fund, or may be terminated by the Distributor or the Company, in any case on not more than 60 days' written notice delivered personally or mailed by registered mail, postage prepaid to the other party.

         c) This Agreement shall terminate automatically in the event of its assignment.

         d) This Agreement shall terminate automatically upon the redemption of the Company's and the Separate Account's investment in the Trust, or upon termination of the Participation Agreement.

Once terminated, no further payments shall be made under this Agreement notwithstanding the existence of any unreimbursed expenses.

8. WRITTEN REPORTS. Distributor may request that the Company provide such information as is reasonably necessary for the Distributor to prepare and submit annual reimbursable distribution expense budgets and quarterly written reports describing the amount of Eligible Expenses and the purposes of those Eligible Expenses with respect to a Fund incurred or paid by the Company since the date of this Agreement to the Board of Trustees of the Trust. The Company shall use its best efforts to provide any such information as soon as practicable upon request by the Distributor.

9. INDEMNIFICATION.

         a) The Company agrees to indemnify and hold harmless the Distributor and its officers, directors and affiliates from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of the Company under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or gross negligence of the Distributor in the performance of its duties, or by reason of the reckless disregard of its obligations and duties under this Agreement.

         b) The Distributor agrees to indemnify and hold harmless the Company and its officers, directors and affiliates from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of the Distributor under this Agreement, except to the extent such loss, liability or expense is the result of


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                  the willful misfeasance, bad faith or gross negligence of the
                  Company in the performance of its duties, or by reason of the reckless disregard of its obligations and duties under this Agreement.

10. REPRESENTATIONS AND WARRANTIES.

         a)       The Company represents and warrants that:

                  (1) it is duly organized and in good standing as an insurance company under the laws of the state of its organization; and

                  (2) its entering into and performing its obligations under this Agreement does not and will not violate its charter documents or by-laws, rules or regulations, or any agreement to which it is a party.

         b)       The Distributor represents and warrants that:

                  (1) it is duly organized and in good standing in the state of its organization; and

                  (2) its entering into and performing its obligations under this Agreement does not and will not violate its charter documents or by-laws, rules or regulations, or any agreement to which it is a party.

11. NOTICE. Notices and communications required or permitted hereby will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the party receiving such notices or communications may subsequently direct in writing:

         Kelmoore Investment Company
         2471 East Bayshore Road
         Suite 501
         Palo Alto, California 94303
         Attn:  _______________
         Fax:  (___) __________

         [LIFE INSURANCE COMPANY]
         [ADDRESS]
         ________________________
         ________________________
         Attn:  _______________
         Fax:  (___) __________


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


12. APPLICABLE LAW. Except insofar as the Act or other federal laws and regulations may be controlling, this Agreement will be construed and the provisions hereof interpreted under and in accordance with California law, without regard for that state's principles of conflict of laws.

13. SEVERABILITY. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

14. CUMULATIVE RIGHTS. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the parties are entitled to under federal and state laws.

15. CONFIDENTIALITY. Except to the extent that the Company's, Trust's or Distributor's counsel may deem it necessary or advisable to disclose in Variable Contract and/or Trust prospectuses or elsewhere, the terms of this Agreement will be held confidential. The Distributor shall provide advance written notification, including particulars, to the Company that it or the Trust is making such disclosure. The Company shall provide advance written notification, including particulars, to the Distributor that it is making such disclosure.

16. RECORDS. Each party shall provide each other party or its designated agent reasonable access to its records to permit it to audit or review the accuracy of the expenses submitted for payment under this Agreement.

17. MEANING OF CERTAIN TERMS. As used in this Agreement, the terms "interested persons," "assignment" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the Act and the rules and regulations under the Act, subject to any exemption that may be granted to the Trust under the Act by the Securities and Exchange Commission.


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


         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers signing below.


                                       KELMOORE INVESTMENT COMPANY, INC.


                                       By:
                                           -------------------------------------

                                       Name:
                                             -----------------------------------

                                       Title:
                                              ----------------------------------



                                       [LIFE INSURANCE COMPANY]



                                       By:
                                           -------------------------------------

                                       Name:
                                             -----------------------------------

                                       Title:
                                              ----------------------------------


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